UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   BRADLEY III, WALTER A
   33 THIRD ST SE
   HURON, SD  57350
   USA
2. Issuer Name and Ticker or Trading Symbol
   NORTHWESTERN CORPORATION
   NOR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   07/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT & CHIEF INFORMATION OFFICER
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK               |@     |P   | |12                |A  |^          |263(1)             |D     |                           |
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COMMON STOCK               |#     |B   | |33                |A  |%          |3,432              |D     |S401K                      |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
ALL SHARE TRANSACTIONS AND TOTALS HAVE BEEN ROUNDED TO WHOLE
SHARES
@ PURCHASE DATES OF 7/5/2000 AND
7/20/2000
(1) SHARES PURCHASED PURSUANT TO THE NORTHWESTERN CORP TEAM MEMBER PURCHASE PLAN AT THE
APPLICABLE
DISCOUNT
 ^  PURCHASE PRICES OF $23.8444 AND
$23.2276
# PURCHASE DATES OF 7/11/2000 AND
7/27/2000
% PURCHASE PRICES OF $23.6875 AND $22.875
SIGNATURE OF REPORTING PERSON
/S/ WALTER A. BRADLEY
DATE
8/8/00